UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2024

Edesa Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	001-37619	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spy Court Markham, Ontario, Canada L3R 5H6
(Address of Principal Executive Offices)

(289) 800-9600

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares	EDSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 4, 2024, Edesa Biotech, Inc. (the “Company”) entered into an At The Market Offering Agreement (the “Agreement”) with H.C. Wainwright & Co., LLC, as sales agent (“Wainwright”), to sell its common shares, without par value (the “Shares”), from time to time, in an “at the market offering” program through Wainwright, with certain limitations on the amount of Shares that may be offered and sold thereunder. The sales, if any, of the Shares made under the Agreement will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) including sales made directly on or through the Nasdaq Capital Market or on any other existing trading market for the Company’s common shares, directly to Wainwright as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.

The Shares, if any, will be issued pursuant to a prospectus supplement, dated October 4, 2024, and an accompanying base prospectus, dated August 12, 2022, contained therein (the “ATM Prospectus Supplement”), which together form a part of the Company’s “shelf” registration statement on Form S-3 (File No. 333-266604) filed by the Company with the Securities and Exchange Commission (“SEC”) on August 5, 2022 and declared effective by the SEC on August 12, 2022. The aggregate market value of the Shares eligible for sale under the ATM Prospectus Supplement is currently $3,870,000, which is based on the limitations of General Instruction I.B.6 of Form S-3.

The Company will pay Wainwright a commission rate equal to 3.0% of the aggregate gross proceeds from each sale of Shares and has agreed to provide Wainwright with customary indemnification and contribution rights, including for liabilities under the Securities Act. The Company will also reimburse Wainwright for certain specified expenses in connection with entering into the Agreement in an amount not to exceed $50,000 in the aggregate, in addition to $2,500 per due diligence session update for Wainwright’s counsel’s fees. The Agreement contains customary representations and warranties and conditions to the sale of the Shares pursuant thereto.

The Company is not obligated to sell any of the Shares under the Agreement and may at any time suspend solicitation and offers thereunder. The offering of the Shares pursuant to the Agreement will terminate on the earlier of (i) the sale of all the Shares subject to the Agreement and (ii) the termination of the Agreement by either the Company or Wainwright, as permitted therein.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the legal opinion and consent of Fasken Martineau DuMoulin LLP relating to the legality of the Shares that may be issued pursuant to the Agreement is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 1.02.	Termination of Material Definitive Agreement.

On October 3, 2024, the Company terminated its Equity Distribution Agreement (the “Distribution Agreement”), dated March 27, 2023, with Canaccord Genuity LLC (“Canaccord”). The termination of the Distribution Agreement was effective as of October 3, 2024. As previously reported, pursuant to the terms of the Distribution Agreement, the Company could offer and sell its common shares having an aggregate offering price of up to $8.37 million from time to time through Canaccord. The Company is not subject to any termination penalties related to the termination of the Distribution Agreement. The Company sold a total of 368,309 common shares pursuant to the Distribution Agreement for proceeds of approximately $2.0 million from March 27, 2023 through the date of termination of the Distribution Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	At The Market Offering Agreement, dated October 4, 2024, by and between Edesa Biotech, Inc. and H.C. Wainwright & Co., LLC
5.1	Opinion of Fasken Martineau DuMoulin LLP regarding legality of the Shares.
23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edesa Biotech, Inc.

Date: October 4, 2024	By:	/s/ Stephen Lemieux
	Name:	Stephen Lemieux
	Title:	Chief Financial Officer